As filed with the Securities and Exchange Commission on August 21, 2015

Registration No. 033-64582

Registration No. 333-55933

Registration No. 333-55941

Registration No. 333-52876

Registration No. 333-136864

Registration No. 333-166088

Registration No. 333-185021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 033-64582

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-55933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-55941

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-52876

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-136864

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-166088

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-185021

UNDER

THE SECURITIES ACT OF 1933

THE COAST DISTRIBUTION SYSTEM, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-2490990
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

350 Woodview Avenue

Morgan Hill, California 95037

(Address, including Zip Code, of Principal Executive Offices)

1993 Stock Option & Incentive Plan

1997 Employee Stock Purchase Plan

1999 Stock Incentive Plan

2005 Stock Incentive Plan

2008 Equity Incentive Plan

2012 Equity Incentive Plan

(Full Title of the Plan)

James Musbach, President and Chief Executive Officer

The Coast Distribution System, Inc.

350 Woodview Avenue

Morgan Hill, California 95037

(408) 782-6686

(Name, Address and Telephone Number of Agent for Service)

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, P.C.

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of The Coast Distribution System, Inc. (the “Company”) on Form S-8 (collectively the “Registration Statements” and each a “Registration Statement”):

•	Registration Statement on Form S-8 (No. 033-64582), pertaining to the registration of shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) under the 1993 Stock Option & Incentive Plan, filed with the Securities and Exchange Commission (the “Commission”);

•	Registration Statement on Form S-8 (No. 333-55933), pertaining to the registration of shares of Common Stock under the 1997 Employee Stock Purchase Plan, filed with the Commission on June 3, 1998;

•	Registration Statement on Form S-8 (No. 333-55941), pertaining to the registration of additional shares of Common Stock under the 1993 Stock Option & Incentive Plan, filed with the Commission on June 3, 1998;

•	Registration Statement on Form S-8 (No. 333-52876), pertaining to the registration of shares of Common Stock under the 1999 Stock Incentive Plan, filed with the Commission on December 28, 2000;

•	Registration Statement on Form S-8 (No. 333-136864), pertaining to the registration of shares of Common Stock under the 2005 Stock Incentive Plan, filed with the Commission on August 24, 2006;

•	Registration Statement on Form S-8 (No. 333-166088), pertaining to the registration of shares of Common Stock under the 2008 Equity Incentive Plan, filed with the Commission on April 15, 2010; and

•	Registration Statement on Form S-8 (No. 333-185021), pertaining to the registration of shares of Common Stock under the 2012 Equity Incentive Plan, filed with the Commission on November 16, 2012.

On August 19, 2015, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 8, 2015, by and among the Company, LKQ Corporation, a Delaware corporation (“LKQ”), Keystone Automotive Operations, Inc., a Pennsylvania corporation and a direct wholly-owned subsidiary of LKQ (“Parent”), and KAO Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned-subsidiary of Parent. In connection therewith, each outstanding share of Common Stock, other than those as to which holders exercise appraisal rights under Delaware law and those shares held by LKQ or the Company or their respective wholly-owned subsidiaries, was converted into the right to receive $5.50 in cash, without interest thereon and less any required withholding taxes. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, by means of post-effective amendment, hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effectiveness of these Post-Effective Amendments.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Morgan Hill, State of California, on this 21st day of August, 2015.

THE COAST DISTRIBUTION SYSTEM, INC.

By:	/s/ James Musbach
James Musbach
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act.

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